SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant                                   ☒

Filed by a Party other than the Registrant      ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Stockholders

To Be Held Wednesday, May 26, 2004

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Wednesday, May 26, 2004, at 10:30 a.m., local time, at the Norfolk Marriott Waterside, 235 East Main Street, Norfolk, Virginia, for the following purposes:

1)	To elect five directors;

2)	To ratify the appointment of KPMG LLP as independent auditors;

3)	To consider and vote on a stockholder proposal as described in the attached proxy statement; and

4)	To transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on April 1, 2004, as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU common stock and preferred stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF

THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING.

If you are a record stockholder, an admission ticket is printed on the enclosed proxy card together with directions to the meeting. The directions also appear on the back page of the proxy statement. Please bring the admission ticket with you to the meeting. If your shares are held in street name by a broker or a bank, you will need proof of ownership to be admitted to the meeting, as described under “Attending the Annual Meeting” on page 2 of the Proxy Statement.

If you need special assistance because of a disability, please contact John P. Breedlove, Corporate Secretary, at P.O. Box 990, Minneapolis, Minnesota 55440, telephone (952) 828-4154.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Breedlove

Corporate Secretary

May 7, 2004

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2004 Annual Meeting of Stockholders to be held on Wednesday, May 26, 2004, and at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold Company common and preferred stock as of April 1, 2004, the record date for this meeting, on or about May 7, 2004.

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has two classes of capital stock outstanding, common and preferred. The holders of each class are entitled to one vote for each share held, voting together as one class. 134,804,292 shares of common stock and 1,341 shares of preferred stock were outstanding as of the record date for the meeting and therefore are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

The following is an explanation of the vote required for each of the items to be voted on.

You may either vote “FOR,” or “WITHHOLD” authority to vote for, each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other items.

The five director nominees receiving the highest number of votes cast will be elected.

The affirmative vote of a majority of the shares of common stock and preferred stock present and entitled to vote at the meeting is required for the approval of Items 2 and 3.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on Items 2 and 3. If you abstain from voting on Item 2 and 3, your abstention has the same effect as a vote against those proposals. If you withhold authority to vote for one or more of the directors, this will have no effect on the outcome of the vote.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange, Inc. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and mail your proxy card promptly in the enclosed postage-paid envelope.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•	Beneficial Stockholders. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•

Voting by Participants in SUPERVALU Benefit Plans.    If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Proxies submitted by plan participants will serve as voting instructions to the trustee(s) for the plans whether provided by mail, telephone or Internet.

•	Revoking Your Proxy. You may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you will not be admitted without an admission ticket or proof that you own SUPERVALU stock.

•	Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed on the proxy card together with directions to the meeting. The admission ticket must be brought to the meeting.

•	Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of April 1, 2004, to be the beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
AXA Financial, Inc. and related entities 1290 Avenue of the Americas New York, New York 10104 (1)	12,750,092	9.50%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105 (2)	17,372,298	12.92%

(1)	Based on a Schedule 13G dated February 13, 2004, filed by AXA Financial, Inc. on behalf of AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and its subsidiaries, Alliance Capital Management L.P. (a majority-owned subsidiary) and The Equitable Life Assurance Society of the United States. Alliance Capital Management L.P. beneficially owns 12,423,242 shares of the Company’s common stock, with sole voting power as to 5,692,047 of such shares, shared voting power as to 1,395,346 of such shares and sole dispositive power as to all of such shares. The Equitable Life Assurance Society of the United States beneficially owns 3,150 shares of the Company’s common stock, with sole voting power as to 2,150 of such shares and sole dispositive power as to 3,150 of such shares. In addition, AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC, two entities of AXA, beneficially own shares of the Company’s common stock for investment purposes only. AXA Konzern AG (Germany) owns 62,600 common shares with sole voting and dispositive power as to all such shares. AXA Rosenberg Investment Management LLC owns 261,100 common shares with sole voting power as to 151,000 of such shares and shared dispositive power as to all of such shares. AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle disclaim beneficial ownership of 12,750,092 shares.

(2)	Based on a Schedule 13G dated February 13, 2004, filed by Barclays Global Investors, N.A. on behalf of itself, Barclays Global Fund Advisors, Barclays Global Investors, LTD., Barclays Bank PLC, Barclays Capital Securities, Limited, and other Barclays entities, reporting beneficial ownership of 17,372,298 shares of the Company’s common stock held in trust accounts for the economic benefit of the beneficiaries of these accounts. Of these shares, Barclays Global Investors, N.A. has sole voting and dispositive power as to 11,933,412 shares, Barclays Global Fund Advisors has sole voting and dispositive power as to 703,505 shares, Barclays Global Investors, Ltd. has sole voting power as to 2,130,001 shares and sole dispositive power as to 2,138,901 shares, Barclays Bank PLC has sole voting and dispositive power as to 397,106 shares and Barclays Capital Securities, Limited has sole voting and dispositive power as to 3,844 shares. Other Barclays’ entities named in the filing report no voting or dispositive power as to the common stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 1, 2004, concerning beneficial ownership of our common stock by each director and director nominee, each of the executive officers named in the Summary Compensation Table on page 12 and all of our directors and executive officers as a group. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power, and shares over which a person has sole or shared dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Options Exercisable Within 60 Days	Percent Of Class
Irwin Cohen	940	6,000	*
Ronald E. Daly	994	6,000	*
Lawrence A. Del Santo	15,375	38,000	*
Susan E. Engel	15,776	28,000	*
Edwin C. Gage	48,027	38,633	*
Garnett L. Keith, Jr.	35,652	45,066	*
Richard L. Knowlton	32,480	39,222	*
Charles M. Lillis	29,248	44,000	*
Harriet Perlmutter	29,562	44,000	*
Marissa Peterson	150	6,000	*
Steven S. Rogers	7,595	29,000	*
Jeffrey Noddle	174,265	957,949	*
David L. Boehnen	147,668	306,182	*
Pamela K. Knous	62,513	350,001	*
John H. Hooley	43,572	101,311	*
Michael L. Jackson	41,665	208,513	*
All directors and executive officers as a group (23 persons)	1,049,909	2,884,672	3%

*	Less than 1%
(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee directors who have shared voting and investment power as follows: Mr. Gage, 8,000 shares; and Ms. Perlmutter, 3,000 shares; and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Non-Employee Directors Deferred Stock Plan Trust as follows: Mr. Cohen, 940 shares; Mr. Daly, 994 shares; Mr. Del Santo, 15,375 shares; Ms. Engel, 15,776 shares; Mr. Gage, 7,832 shares; Mr. Keith, 26,707 shares; Mr. Knowlton, 22,702 shares; Mr. Lillis, 27,248 shares; Ms. Perlmutter, 12,783 shares; and Mr. Rogers, 4,595 shares.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held six regular meetings and two special meetings during the last fiscal year. Each director attended more than 75% of the meetings of the Board and its committees on which the director served.

The Executive Committee of the Board does not have scheduled meetings and did not meet during the year. The Board maintains four other committees: Audit, Finance, Director Affairs, and Executive Personnel and Compensation. Each

committee of the Board has a separate written charter that is available on the Company’s website at http://www.supervalu.com under the caption “Corporate Governance.”

Membership on the Audit, Director Affairs, and Executive Personnel and Compensation Committees is limited to non-employee directors. The Board of Directors has determined that all of its non-employee directors, and therefore each member of the Audit, Director Affairs, and Executive Personnel and Compensation Committees, are independent directors as defined under the New York Stock Exchange listing standards.

Audit Committee

The following directors serve on the Audit Committee: Garnett L. Keith, Jr. (Chairman), Irwin Cohen, Susan E. Engel, Charles M. Lillis and Steven S. Rogers. The Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee met four times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	Its oversight of our accounting and financial reporting principles and policies, and internal controls and procedures;

•	Its oversight of our financial statements and the independent audit thereof;

•	Selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and

•	Evaluating the independence of the outside auditors.

Finance Committee

The following directors serve on the Finance Committee: Charles M. Lillis (Chairman), Irwin Cohen, Ronald E. Daly, Garnett L. Keith, Jr., Jeffrey Noddle, Harriet Perlmutter and Marissa Peterson. The Finance Committee met two times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review SUPERVALU’s financial structure, policies and future financial plans, and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	Our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	Dividend policy and rates;

•	Investment performance of our employee benefit plans;

•	Our financing arrangements;

•	Our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	Proposals for changes in our capitalization, including purchases of treasury stock.

Director Affairs Committee

The following directors serve on the Director Affairs Committee: Lawrence A. Del Santo (Chairman), Edwin C. Gage, Richard L. Knowlton, Marissa Peterson and Steven S. Rogers. The Director Affairs Committee met two times during the last fiscal year.

The mission of the Director Affairs Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Director Affairs Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	Criteria for the size and composition of the Board;

•	Procedures for the conduct of Board meetings, including executive sessions of the Board;

•	Policies on director retirement and resignation; and

•	Criteria regarding personal qualifications needed for Board membership.

In addition, the Director Affairs Committee has the responsibility to:

•	Consider and recommend nominations for Board membership and the composition of Board Committees;

•	Evaluate Board practices at SUPERVALU and other well-managed companies and recommend appropriate changes to the Board (see “SUPERVALU Board Practices” below);

•	Consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	Consider appropriate compensation for directors.

Executive Personnel and Compensation Committee

The following directors serve on the Executive Personnel and Compensation Committee: Edwin C. Gage (Chairman), Ronald E. Daly, Lawrence A. Del Santo, Susan E. Engel, Richard L. Knowlton and Harriet Perlmutter. The Committee met five times during the last fiscal year. When necessary for purposes of Section 162(m) of the Internal Revenue Code, the Committee acts by subcommittee comprised solely of the members of the Committee who are “outside directors” as defined pursuant to Section 162(m). This subcommittee met two times during the last fiscal year and was comprised of all of the members of the Committee except for Mr. Gage. See “Compensation Committee Interlocks and Insider Participation.”

The primary functions of the Executive Personnel and Compensation Committee are to:

•	Determine the process to evaluate the performance of the Chief Executive Officer;

•	Review and recommend to the Board the compensation of the Chief Executive Officer;

•	Review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	Consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the Chief Executive Officer;

•	Approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	Review and approve participants and performance targets under our annual and long-term incentive compensation plans; and

•	Approve stock option grants and awards under our stock option plans, bonus and other incentive plans.

SUPERVALU BOARD PRACTICES

In order to help our stockholders better understand SUPERVALU’s Board practices, we are including the following description of current practices. The Director Affairs Committee periodically reviews these practices.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, the Board, under the guidance of the Director Affairs Committee, annually evaluates the Board’s performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. Each active Board Committee also evaluates its own performance on a yearly basis.

Size of the Board

Although the size of the Board may vary from time to time, the Board believes the size should preferably be not less than ten or more than fourteen members. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than three members of the Board will be employees of SUPERVALU. These management members will include the Chief Executive Officer and up to two additional persons whose duties and responsibilities identify them as key managers of SUPERVALU. The Board currently has twelve members. One member is an employee of SUPERVALU: Mr. Noddle, Chairman, Chief Executive Officer and President. The Board has determined that all of its non-employee directors meet the requirements for independence under New York Stock Exchange listing standards.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of seventy-two, and that non-employee directors elected after February 27, 1994, will serve a maximum term of fifteen years. Ms. Perlmutter recently attained the age of seventy-two, and therefore is retiring at the Annual Meeting. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Director Affairs Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board.

The Board also has adopted a policy that requires employee directors, other than the Chief Executive Officer, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former Chief Executive Officer may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former Chief Executive Officer leaves SUPERVALU to accept another position, the Chief Executive Officer is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

The Director Affairs Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Director Affairs Committee considers and evaluates potential Board candidates based on the criteria set forth below, and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to the Company’s business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, and the ability to challenge and stimulate management. The Director Affairs Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

The Director Affairs Committee is not currently utilizing the services of an executive recruiting firm to assist in the identification or evaluation of director candidates. However, the committee has used such firms in the past and may engage a firm to provide such services in the future, as it deems necessary or appropriate. Ronald E. Daly and Marissa Peterson were identified as candidates for membership on the Board of Directors by an executive recruiting firm employed by the Company for such purpose, using the criteria set forth above. Each was elected by the Board as a director effective September 18, 2003.

Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Director Affairs Committee. In accordance with procedures set forth in our bylaws, stockholders may propose, and the Director Affairs Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on January 29, 2005, and no earlier than the close of business on December 30, 2004. Any such notice must include the name of the nominee, a brief biographical sketch and resume, contact information and such other background materials on such nominee as the Director Affairs Committee may request.

Board Meetings

The full Board meets at least six times each year. Board meetings normally do not exceed one day in length. The Board also schedules a longer multi-day off-site strategic planning meeting every other year.

Executive Sessions of Outside Directors; Presiding Director

Non-employee directors generally meet together as a group, without the Chief Executive Officer or other employee directors in attendance, during three scheduled executive sessions each year. The Chairperson of the Director Affairs Committee will preside during any executive session of the Board; however, the Chairperson of the Executive Personnel and Compensation Committee will preside during any executive session held for the purpose of conducting the Chief Executive Officer’s performance review.

Attendance at Stockholder Meetings

The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. All directors attended the 2003 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Non-employee directors are encouraged to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer, within five years after the director is first elected.

ELECTION OF DIRECTORS (ITEM 1)

The Board is divided into three classes, with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the balance of the unexpired term or the term established by the Board. There are currently twelve members of the Board. One director, Ms. Perlmutter, will be retiring at the Annual Meeting in accordance with Board policies (see “Director Retirement” on page 6).

Charles M. Lillis, Jeffrey Noddle and Steven S. Rogers are nominated for three-year terms expiring in 2007. Ronald E. Daly and Marissa Peterson were appointed in September 2003 to fill vacancies on the Board until the Annual Meeting. Therefore, as required by our bylaws, Mr. Daly and Ms. Peterson are also standing for election at the Annual Meeting. Mr. Daly is nominated for a two-year term expiring in 2006 and Ms. Peterson is nominated for a one-year term expiring in 2005. If all of the nominees are elected, following the Annual Meeting there will be eleven members of the Board with four, four and three directors in each class.

The Board of Directors is informed that each of the five nominees is willing to serve as a director; however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide.

The following sets forth information, as of April 1, 2004, concerning the five nominees for election as directors, the six directors whose terms of office will continue after the Annual Meeting and the director who is retiring at the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING

For a Three-Year Term Expiring in 2007

CHARLES M. LILLIS, age 62

•   General Partner, LoneTree Capital Management (a private equity company) since
2000
•   Chairman, President and Chief Executive Officer of MediaOne Group, Inc. (a
broadband communications company) from 1998 to 2000
•   Elected a director of SUPERVALU in 1995
•   Also a director of Charter Communications, Inc. and Williams Companies, Inc.

JEFFREY NODDLE, age 57

•   Chairman, Chief Executive Officer and President of SUPERVALU since 2002

•   Chief Executive Officer and President of SUPERVALU from 2001 to 2002

•   President and Chief Operating Officer of SUPERVALU from 2000 to 2001

•   Executive Vice President, and President and Chief Operating Officer-Wholesale Food Companies, for SUPERVALU from 1995 to 2000

•   Elected a director of SUPERVALU in 2000

•   Also a director of Donaldson Company, Inc. and General Cable Corporation

STEVEN S. ROGERS, age 46

•   Clinical Professor of Finance and Management at J.L. Kellogg Graduate School of Management at Northwestern University since 1995

•   Elected a director of SUPERVALU in 1998

•   Also a director of Duquesne Light, Inc. and S.C. Johnson & Son, Inc.

For a Two-Year Term Expiring in 2006

RONALD E. DALY, age 57

•   Chief Executive Officer and President of Oće USA Holding, Inc., a subsidiary of
Oće N.V. (a supplier of digital document management technology and services)
from 2002 to present
•   President of RR Donnelley Print Solutions (a print solutions company) from 2001 to 2002
•   President of RR Donnelley Telecommunications (a telecommunications industry printing company) from 1995 to 2001
•   Elected a director of SUPERVALU in 2003
•   Also a member of the Board of Executive Directors of Oće N.V.

For a One-Year Term Expiring in 2005

MARISSA PETERSON, age 42

•   Executive Vice President, Worldwide Operations and Services and Chief
Customer Advocate for Sun Microsystems, Inc. (a provider of hardware, software and services) from 2002 to present
•   Executive Vice President, Worldwide Operations for Sun Microsystems, Inc. from
1998 to 2002
•   Elected a director of SUPERVALU in 2003
•   Also a director of Couisint, Lucille Packard Children’s Hospital and a member of the Board of Trustees of Kettering University

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2006*

IRWIN COHEN, age 63

•   Retired Partner of Deloitte & Touche LLP (a professional services firm, providing audit, tax, financial advisory and consulting services), a position he held from
1972 to 2003
•   Global Managing Partner of the Consumer Products, Retail and Services Practice
of Deloitte & Touche LLP from 1997 to 2003.
•   Managing Partner of Deloitte and Touche LLP’s U.S. Retail Practice from 1980 to
2002.
•   Elected a director of SUPERVALU in 2003
•   Also a director of Phoenix House Foundation and Beall’s, Inc.

LAWRENCE A. DEL SANTO, age 70

•   Retired Chief Executive Officer of The Vons Companies (a retail grocery company), a position he held from 1994 to 1997

•   Elected a director of SUPERVALU in 1997

•   Also a director of PETsMART, Inc.

SUSAN E. ENGEL, age 57

•   Chairwoman of the Board and Chief Executive Officer of Department 56, Inc. (a designer, importer and distributor of fine quality collectibles and other giftware products) since 1997

•   Elected a director of SUPERVALU in 1999

•   Also a director of Wells Fargo & Company

HARRIET PERLMUTTER*, age 72

•   Trustee of the Papermill Playhouse (the State Theatre of New Jersey)

*   Ms. Perlmutter is retiring from the Board at this year’s Annual Meeting in accordance with Board policies (see “Director Retirement” on page 6). She has served as a director for twenty-six years and SUPERVALU wishes to thank her for her valuable contributions to the Board.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2005

EDWIN C. GAGE, age 63 • Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C. (an integrated marketing services company) since 1991 • Elected a director of SUPERVALU in 1986

GARNETT L. KEITH, JR., age 68

•   Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC (a registered investment advisor) since 1996

•   Elected a director of SUPERVALU in 1984

•   Also a director of AEA Investors LLC, Whitecap Capital LLC, Pan-Holding Societe Anonyme and Philippe Investment Management

RICHARD L. KNOWLTON, age 71

•   Chairman of the Hormel Foundation (a charitable foundation controlling 46.2% of Hormel Foods Corporation) since 1995

•   Chairman of Hormel Foods Corporation (a food manufacturing company) from 1993 to 1995

•   Elected a director of SUPERVALU in 1994

•   Also a director of ING America Insurance Holdings, Inc.

COMPENSATION OF DIRECTORS

Non-employee directors receive the following compensation for their Board service:

•	Cash retainer of $26,000 per year;

•	Deferred retainer of $20,000 per year payable in SUPERVALU common stock under the Non-Employee Directors Deferred Stock Plan;

•	$1,800 for each Board meeting attended;

•	$1,000 for each committee meeting attended; and

•	At the time of the annual meeting, each director will receive an option to purchase 6,000 shares, and newly appointed directors will receive an option to purchase 6,000 shares when they first join the Board. Options are granted to directors at current fair market value and are fully exercisable upon grant.

Committee Chairpersons receive an additional annual retainer in the amount of $6,000 per year.

Effective June 27, 1996, our retirement/deferral program for directors was discontinued and benefits previously earned by directors were frozen. A director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the retirement/deferral program.

Directors may elect to defer payment of their directors’ fees under one or more of the following arrangements:

•	Directors Deferred Compensation Plan and Executive Deferred Compensation Plan. Fees and quarterly interest are credited to an account for the director, until payment is made from the plan following retirement from the Board.

•	Non-Employee Directors Deferred Stock Plan. This plan is designed to encourage increased stock ownership among directors. Under the plan, a director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account. The Company then credits the director’s account with an additional amount equal to 10% of the amount of fees the director has elected to defer and contributes the total amounts in the director’s account to an irrevocable trust that uses the amounts to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows compensation for each of the last three fiscal years earned by the Chief Executive Officer and the other four most highly compensated persons serving as executive officers at the end of fiscal 2004.

Name and Principal Position	Year (1)	Annual Compensation			Long-Term Compensation Awards		All Other Compensation ($)(4)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options/SARs (#)(3)
Jeffrey Noddle Chairman, Chief Executive Officer and President	2004 2003 2002	866,346 812,500 674,904	1,046,893 0 1,063,683	0 0 0	0 0 658,987	371,191 200,000 446,143	1,714 4,578 5,569

David L. Boehnen Executive Vice President	2004 2003 2002	415,846 408,000 392,000	251,254 0 392,000	0 0 0	0 0 329,531	62,183 138,909 5,341	4,774 12,716 7,703

Pamela K. Knous Executive Vice President and Chief Financial Officer	2004 2003 2002	415,846 408,000 390,000	251,254 0 390,000	0 0 0	0 0 323,777	0 60,000 0	2,000 3,909 1,670

John H. Hooley Executive Vice President; President and COO, Retail Foods	2004 2003 2002	407,692 400,000 325,000	320,226 0 260,000	0 0 0	628,000 0 164,356	84,893 60,000 0	6,600 8,623 860

Michael L. Jackson Executive Vice President; President and COO, Distribution	2004 2003 2002	438,269 430,000 395,288	344,243 0 389,664	0 0 0	628,000 0 259,867	91,382 50,000 30,000	7,911 14,709 2,625

(1)	Fiscal 2004 was a 53 week fiscal year. This table includes 53 weeks of salary and bonus for fiscal 2004.

(2)	The amounts reflected represent the dollar value of:

(a)	Shares of restricted stock earned under our Long-Term Incentive Program based on the achievement of designated levels of corporate return on invested capital and sales for three-year overlapping performance periods ending at the close of fiscal 2003 and 2002, respectively. The fiscal 2002-fiscal 2004 performance period was replaced by the Special Fiscal 2002 Incentive Program (described in (c) below). Therefore there was no payout under the Long-Term Incentive Program at the close of fiscal 2004. No shares were earned in fiscal 2003 by any of the named executive officers. The restricted shares earned in fiscal 2002 for prior awards under our Long-Term Incentive Program vested and the restrictions were removed on March 2, 2003, for each of the named executive officers. The number of shares earned in fiscal 2002 under the Long-Term Incentive Program by the following named executive officers were as follows: 8,036 shares for Mr. Noddle; 5,937 shares for Mr. Boehnen; 5,740 shares for Ms. Knous; and 3,308 shares for Mr. Jackson. Mr. Hooley was not employed by the Company during the performance period for which shares were awarded in fiscal 2002.

(b)	Restricted stock units and shares granted for retention purposes. In fiscal 2004, Mr. Hooley and Mr. Jackson each received a special award of 40,000 restricted stock units as an incentive to remain with the Company until the attainment of a certain age and length of service. In fiscal 2001, Mr. Hooley received 7,500 restricted shares that vested in fiscal 2004 on December 12, 2003. In fiscal 2002, Mr. Hooley received 2,500 restricted shares that will vest on June 27, 2004.

(c)	Included in the fiscal 2002 restricted stock awards are payments for fiscal performance under the Special Fiscal 2002 Incentive Program that was in effect for a single year (fiscal 2002) in lieu of a new three-year performance period under the Long-Term Incentive Program. These shares vested and the restrictions were removed on March 2, 2004, for each of the named executive officers. The number of shares earned under this program for fiscal 2002 by the following named executive officers were as follows: 18,763 shares for Mr. Noddle; 7,464 shares for Mr. Boehnen; 7,427 shares for Ms. Knous; 4,986 shares for Mr. Hooley; and 7,260 shares for Mr. Jackson.

(d)

For purposes of this table, the restricted stock and the restricted stock units are valued based on the closing price of our common stock on the date the restricted stock or restricted stock units were earned or granted. Dividends are paid on the shares of restricted stock. Dividends are not paid on restricted stock units. As of February 27, 2004, the last trading day of fiscal 2004, the number and fair market value of all shares of restricted stock and restricted stock units held or earned by the following named executive officers were as follows: Mr. Noddle: 86,799, $2,456,412;

Mr. Boehnen: 43,401, $1,228,248; Ms. Knous: 43,167, $1,221,626; Mr. Hooley: 47,486, $1,343,854; and Mr. Jackson: 50,568, $1,431,074.

(3)	The total number of shares subject to option awards includes those subject to restoration options (as more fully described below in note (1) to the table entitled “Option Grants in Last Fiscal Year”) received by the named executive officers as follows: Mr. Noddle, 71,191 shares in fiscal 2004 and 6,143 shares in fiscal 2002; Mr. Boehnen, 2,183 shares in fiscal 2004, 88,909 shares in fiscal 2003 and 5,341 shares in fiscal 2002; Mr. Hooley, 19,893 shares in fiscal 2004; and Mr. Jackson, 26,382 shares in fiscal 2004. No stock appreciation rights were granted in fiscal 2004, 2003 or 2002.

(4)	For fiscal 2004, the amount of All Other Compensation reflects contributions made by us during the fiscal year under the Qualified Pre-Tax Savings and Profit Sharing 401(k) Plan, and additional contributions made by us to an unfunded non-qualified deferred compensation plan because of limitations on the annual compensation that can be taken into account under the 401(k) Plan. The amounts of contributions to the 401(k) Plan and the unfunded plan for fiscal 2004 were as follows: $1,714 and $0 for Mr. Noddle; $1,714 and $3,060 for Mr. Boehnen; $2,000 and $0 for Ms. Knous; $2,000 and $4,600 for Mr. Hooley; and $1,714 and $6,197 for Mr. Jackson.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on grants of stock options during fiscal 2004 to the executive officers named in the Summary Compensation Table.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)		Prior Columns Annualized ($)(2)(3)
Name	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)	5%($)	10%($)
Jeffrey Noddle	300,000 40,070 31,121	(4) (4)	11.0 1.5 1.1	18.99 24.58 24.58	05/29/13 04/08/06 04/09/07	3,581,869 121,442 137,396	9,077,160 251,156 291,326	358,187 12,144 13,740	907,717 25,116 29,133
David L. Boehnen	60,000 2,183	(4)	2.2 .1	15.90 28.43	04/09/13 03/14/10	599,965 21,979	1,520,430 50,147	59,997 2,198	152,043 5,015
Pamela K. Knous	60,000		2.2	15.90	04/09/13	599,965	1,520,430	59,997	152,043
John H. Hooley	65,000 10,242 9,651	(4) (4)	2.4 .4 .3	15.90 25.07 25.07	04/09/13 12/12/10 04/09/13	649,962 106,613 141,560	1,647,132 249,249 353,052	64,996 10,661 14,156	164,713 24,925 35,305
Michael L. Jackson	65,000 11,869 14,513	(4) (4)	2.4 .4 .5	15.90 25.99 25.99	04/09/13 04/11/04 04/11/05	649,963 5,491 25,856	1,647,133 10,818 52,158	64,996 549 2,586	164,713 1,082 5,216

(1)	Options are granted with an exercise price equal to the fair market value of the shares of stock on the date of grant, for a term not exceeding ten years. All options, with the exception of restoration options as described below, vest and become exercisable with respect to 20% of the shares subject thereto on the grant date, and an additional 20% of such shares on each anniversary of the grant date. Options vest in full and become fully exercisable upon the occurrence of a change-in-control of SUPERVALU (as defined in the option award agreements) and vesting or exercisability will also be accelerated upon the occurrence of certain other events, such as death, disability or retirement. The exercise price may be paid by the delivery of previously owned shares of SUPERVALU common stock, and tax withholding obligations arising from the exercise may also be paid by delivery of such shares or the withholding of a portion of the shares to be received upon exercise of the option. A “restoration” option (also referred to as a “reload” option) is granted when the original option is exercised and payment of the exercise price is made by delivery of previously owned shares of SUPERVALU common stock. Each restoration option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of SUPERVALU common stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option. All original options reported in the table are entitled to restoration options. The options set forth in the table above (excluding restoration options) were granted to all named executive officers except Mr. Noddle, on April 9, 2003. Mr. Noddle’s options were granted on May 29, 2003. No stock appreciation rights were granted in fiscal 2004.

(2)

The amounts indicated represent the potential realizable value to the optionholder if SUPERVALU common stock were to appreciate at the indicated annual rate and the options were held for their full term before being exercised. These amounts are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in our stock price. Total potential realizable value for all of the named officers who received stock option grants is $6,642,062 and $16,670,193 at the 5% and 10% stock price growth assumptions, respectively. Assuming 5% and 10% stock price growth over a period of ten years commencing April 1, 2003, the increase in total stockholder value from stock price appreciation alone for all shares outstanding on that date would be $1,303,731,433 and $3,303,911,423, respectively.

(3)	Computed by dividing potential realizable value at the assumed annual rates of stock price appreciation by the term of the option. Generally, options are granted with a ten-year term. Restoration options (described above) have a term equal to the remaining term of the original option.

(4)	Grant of a restoration option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal 2004 by the executive officers named in the Summary Compensation Table, and the value of such officers’ unexercised options at the end of fiscal 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey Noddle	121,058	982,523	899,140	560,000	8,116,815	4,813,800
David L. Boehnen	10,500	45,540	276,113	98,000	1,350,690	880,950
Pamela K. Knous	0	0	306,001	103,999	2,725,419	882,888
John H. Hooley	33,577	385,118	76,311	99,299	487,554	837,146
Michael L. Jackson	60,669	444,981	175,513	104,000	1,565,560	938,650

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The following table provides information on awards made to the executive officers named in the Summary Compensation Table, during the last fiscal year.

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout (1)
Jeffrey Noddle	41,288	Fiscal years 2004–2006
David L. Boehnen	12,741	Fiscal years 2004–2006
Pamela K. Knous	12,741	Fiscal years 2004–2006
John H. Hooley	12,491	Fiscal years 2004–2006
Michael L. Jackson	13,428	Fiscal years 2004–2006

(1)	Awards are of stock units under the Company’s Long-Term Incentive Program, each of which represents the right to receive one share of restricted stock upon achievement of specified performance objectives. Stock units will be converted to restricted stock based on the Company’s total return on invested capital (ROIC) relative to the specified performance objectives for the fiscal 2004—fiscal 2006 performance period. No stock units will be converted to restricted stock if the pre-established minimum ROIC performance objective is not achieved. If the minimum, target or maximum ROIC performance objective is achieved, then 50%, 100% or 150%, respectively, of the awarded stock units will be converted to restricted stock. If the Company’s actual ROIC performance falls between the minimum and target or the target and maximum objectives, the percent of stock units converting to restricted stock will be extrapolated accordingly. Shares earned for ROIC performance as described above may be increased if Company sales exceed 2% of targeted sales, but only if the ROIC performance is at or above target. At sales growth of 3% over the sales target, the stock units to be converted to restricted stock will be increased by 10% progressing linearly to a 50% increase in such restricted stock for sales of 7% or more over the sales target. Shares of restricted stock issued upon conversion of stock units would vest at the end of fiscal 2007, provided that the named officer continues in the employ of the Company at the time of vesting. No dividends are paid on stock units. Dividends are paid on all shares of restricted stock that are issued.

PENSION PLANS AND RETIREMENT BENEFITS

The following table shows the estimated maximum annual benefits that would be paid to an employee upon retirement at age 65 under the combination of the SUPERVALU Retirement Plan, the Non-Qualified Supplemental Executive Retirement Plan (or, if applicable, the Excess Benefit Plan) maintained for certain highly compensated employees, and the “Retirement Benefit Plan Account” of the Company’s Non-Qualified Deferred Compensation Plans. The table does not reflect the $165,000 per year limitation on annual benefits payable from the plans imposed by Section 415 of the Internal Revenue Code, nor the $205,000 per year limitation on compensation included in final annual average pay imposed by Section 401(a)(17) of the Internal Revenue Code. Our Non-Qualified Supplemental Executive Retirement Plan and Excess Benefit Plan allow payment of additional benefits so that retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Internal Revenue Code did not impose maximum limitations. Final average compensation as shown in the chart below is the average of the annual compensation for the five consecutive complete fiscal years prior to retirement that produce the highest average compensation. Annual compensation consists of salary and bonus (but not long-term compensation) as set forth in the Summary Compensation Table.

	Years of Service
Final Annual Average Compensation	15	20	25	30
$ 300,000	$63,900	$85,200	$106,500	$127,800
500,000	111,900	149,200	186,500	223,800
800,000	183,900	245,200	306,500	367,800
1,100,000	255,900	341,200	426,500	511,800
1,400,000	327,900	437,200	546,500	655,800

The above estimates of annual benefits payable on normal retirement are computed using the straight-life annuity method and are based on certain assumptions, including (a) that the employee remains employed until the normal retirement age of 65 (although retirement is permitted at age 62 without any benefit reduction because of age); and (b) that the present retirement plans remain in force until the retirement date. Benefits payable under these plans will not be reduced or offset by the participant’s Social Security benefit. Our Non-Qualified Deferred Compensation Plans, the Non-Qualified Supplemental Executive Retirement Plan and the Excess Benefit Plan allow terminated and retired participants to receive their benefits in periodic installments or as a lump sum.

As to each of the executive officers named in the Summary Compensation Table, the final annual average pay and credited years of service under the plans as of February 28, 2004, were as follows: Mr. Noddle: $1,118,728, 27.8 years; Mr. Boehnen: $651,911, 12.8 years; Ms. Knous: $611,503, 6.4 years; Mr. Hooley: $459,467, 29.2 years; and Mr. Jackson: $544,856, 25.1 years.

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include the executive officers named in the Summary Compensation Table if they retire under the Company’s retirement plan. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits are funded through life insurance policies owned by SUPERVALU.

CHANGE-IN-CONTROL AGREEMENTS

We have entered into change-in-control agreements with certain of our executives and other employees, including all of the executive officers named in the Summary Compensation Table.

In general, these agreements entitle the executive to receive a lump-sum cash payment if the executive’s employment is terminated (other than for Cause or disability, as defined in the agreements) within two years after a change-in-control (as defined in the agreements). The lump-sum cash payment is equal to a multiple of one, two or three times the executive’s annual base salary, annual bonus and the value of the executive’s annual perquisites. The multiple is three for Mr. Noddle, Mr. Boehnen, Ms. Knous, Mr. Hooley, and Mr. Jackson; and one or two for all other recipients. Each executive would also receive a lump-sum retirement benefit equal to the present value of the additional qualified pension plan benefits the executive would have accrued under the plan absent the early termination. Generally, the executive would also be entitled to continued family medical, dental and life insurance coverage until the earlier of 24 months after termination or the commencement of comparable coverage with a subsequent employer. Each agreement includes a covenant not to compete with SUPERVALU. Due to the possible imposition of excise taxes on the payments, the agreements also provide that the severance benefits payable to an executive will be increased by an amount equal to the excise tax imposed on such payments.

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change-in-control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance shares, restricted stock and restricted stock unit awards. The executive officers named in the Summary Compensation Table and other executive officers also hold limited stock appreciation rights, granted in tandem with stock options, that would become immediately exercisable upon a change-in-control, and allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 130% to compensate the executive for any excise tax liability incurred following a change-in-control. Our retirement plans provide for full vesting if employment terminates under specified circumstances following a change-in-control, and preserve any excess plan assets for the benefit of plan participants for five years following a change-in-control.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a change-in-control. The trust assets would remain subject to the claims of our creditors.

REPORT OF EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

COMPENSATION PRINCIPLES

The Executive Personnel and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, has adopted a comprehensive Executive Compensation Program based on the following principles:

•	The program should enable SUPERVALU to attract, retain and motivate the key executives necessary for our current and long-term success;

•	Compensation plans should be designed to support SUPERVALU’s business strategy;

•	Executive compensation should be linked to corporate performance and the attainment of designated strategic objectives;

•	A significant portion of executive compensation should be tied to the enhancement of stockholder value; and

•	The Committee should exercise independent judgment and approval authority with respect to the Executive Compensation Program and the awards made under the program.

COMPENSATION METHODOLOGY

The structure of the Executive Compensation Program is based on a market comparison of compensation for equivalent positions in industries from which SUPERVALU draws executive talent, as well as a position evaluation system designed to achieve internal equity based on job responsibility. In past years, the primary market comparison for compensation was a peer group comprised of certain retail food, food distribution and non-grocery distribution companies. In 2003 the Committee retained an outside consultant to review the SUPERVALU Executive Compensation Program. As a result of this review, the peer group was expanded by adding non-grocery retail companies that on average approximate SUPERVALU in terms of size. Compensation comparison to both this expanded peer group and the grocery companies within this expanded peer group are the basis for designing our current compensation structure, which has a mix of fixed to variable compensation and short-term to long-term incentive potential approximating the mix within the compensation peer group. Comparisons were performed to ensure that the dollar values of the various plan components as well as total compensation were comparable to those of the compensation peer group. In addition to a review of compensation plan design and compensation levels, the Committee also reviews SUPERVALU’s performance on a number of key financial measures relative to the compensation peer group.

The variable compensation components of the program are designed so that executives’ total compensation will be above the median of our compensation peer group when SUPERVALU’s performance is superior, and below the median of our compensation peer group when performance is below industry norms. This fluctuation in compensation value is increased by the substantial use of SUPERVALU common stock in the program, as described under the caption “Long-Term Incentive Compensation” below, so that total compensation will significantly increase or decrease in direct correlation to SUPERVALU’s stock price.

The following summary explains the major components of the Executive Compensation Program.

ANNUAL COMPENSATION

Base Salaries.    The base salary levels for executive officers are determined based on three objectives:

•	Internal equity based on job responsibility;

•	Individual performance and experience; and

•	Competitive salary levels with industries from which SUPERVALU draws executive talent.

Our salary structure is based on the median salary levels of companies in similar industries and similar in size to SUPERVALU. Actual salaries may be set above or below this median depending on individual job performance and experience.

Increases in base salaries for executives below the CEO level are proposed by the CEO based on performance evaluations, which include both progress on achievement of financial results and a qualitative assessment of performance. The Committee reviews and approves all salary increases for executive officers.

Annual Bonuses.    All of our executive officers are eligible to receive an annual cash bonus. The Annual Bonus Plan is designed to motivate executives to meet or exceed corporate financial goals that support our business plans. Specifically, the plan is designed to stimulate and reward growth in SUPERVALU earnings. The Committee assigns target bonus levels to each executive, which are competitive with our compensation peer group. Among executive officers, these range from 25% of annual base salary to 100% of annual base salary for the CEO. For fiscal 2004 the bonus award potential for corporate officers was tied solely to corporate net profit performance. Bonus payments increase as net profit growth meets and exceeds the annual growth rate targeted by the Board. Commencing with fiscal 2005, revenue growth has been added as an additional performance factor. For fiscal 2004 the maximum bonus was limited to twice the target bonus level. Bonuses for the CEO and four other named executive officers are paid from a special plan structured so that the payment will be tax-deductible as “qualified performance-based compensation” under Internal Revenue Code Section 162(m).

LONG-TERM INCENTIVE COMPENSATION

SUPERVALU maintains a Long-Term Incentive Plan and stock option plans. Together, these plans tie a significant portion of executives’ total compensation to long-term results. The long-term incentive potential is intended to be competitive with programs offered by our compensation peer group.

Long-Term Incentive Program.    The Long-Term Incentive Program is a component of the Long-Term Incentive Plan and prior to fiscal 2005, provided for three-year performance periods with a new performance period commencing every year. The Committee selects program participants, approves awards and interprets and administers this program. The fiscal 2002—fiscal 2004 performance period under this program was replaced with a special one-year award opportunity (fiscal 2002), which generated a payout in April 2002 for fiscal 2002 performance. Therefore there were no payouts under this program at the close of fiscal 2004. Commencing with performance periods starting with fiscal 2003, program participants are the CEO, Executive Vice Presidents, Senior Vice Presidents and other designated officers. The performance measure under this program is overall corporate ROIC relative to pre-established objectives. If the designated ROIC objective is attained the performance awards under the program may be increased if overall corporate revenue growth is above program targets.

Commencing with fiscal 2005 the three-year overlapping performance period design will be replaced with a two-year end-to-end design. Fiscal 2005—fiscal 2006 will be the first performance period under this design. The performance factors are the same as described in the preceding paragraph.

ROIC Stock Incentive Program.    Officers below the level of Senior Vice President, and certain Profit Center Presidents participate in an additional incentive program known as the Return On Invested Capital (ROIC) Stock Incentive Program. Amounts earned and paid out under this program are based entirely on fiscal year ROIC performance against pre-established objectives. Earned payouts are made in restricted stock at the end of the fiscal year, with such stock vesting two years following the close of the fiscal year for which the stock was earned. For fiscal 2004, 6,797 shares of restricted stock were awarded to executive officers under this program.

Stock Option Plans.    The Committee believes that linking a portion of executive compensation and income potential to SUPERVALU’s stock price appreciation is the most effective way of aligning executive and stockholder interests. Two key programs together cause executives to view themselves as owners of a meaningful equity stake in the business over the long term. They are:

•	The executive stock option program; and

•	Stock ownership targets for executive officers.

Stock Option Grants.    The Committee makes grants of stock options to key employees under established grant guidelines intended to be competitive with our compensation peer group. The Committee also considers subjective factors in determining grant size; grants are not automatically tied to a formula or the employee’s position in SUPERVALU. Corporate, profit center or individual performance will impact the size of an employee’s grant. In addition, current ownership of stock is a consideration in the size of option grants for officers and Profit Center Presidents. Based on the stock grant guidelines and the subjective factors described above, grant recommendations are developed by management, reviewed by the CEO and presented to the Committee for final approval.

In fiscal 2004 the Committee granted options to certain key employees, including Mr. Noddle, as described below in the section on CEO compensation. All stock options were granted with an exercise price equal to the market price of our common stock on the date of grant. In order to encourage option exercises and share ownership, we also permit executives to exercise options using shares of our common stock to pay the exercise price. Upon such exercise, we grant the executive a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are exercisable at the then-

current market price and extend for the remainder of the original option’s term. Option grants, including restoration options, for executive officers are shown in the Summary Compensation Table.

STOCK OWNERSHIP GUIDELINES

Stock ownership guidelines for executive officers have been established by the Committee so that they face the same downside risk and upside potential as stockholders experience. Executives are expected to show significant progress toward reaching these ownership goals. The goal for the CEO is ownership of 150,000 shares, excluding vested and unexercised stock options, which is between five and six times his annual base salary. Mr. Noddle’s current stock ownership, excluding vested and unexercised stock options, exceeds his ownership guideline.

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER COMPENSATION

The Chairman of the Committee conducts an annual performance evaluation of the CEO based on written input from all Board members. The following factors are considered in this performance evaluation: financial results, strategic planning, leadership, customer service, succession planning, human resource management/diversity, communications, external relations and Board interface.

As a result of this evaluation, Mr. Noddle received a stock option grant for 300,000 shares on May 29, 2003. In determining the size of the grant, the Committee took into consideration the competitive peer group data and the size of past option grants made to Mr. Noddle. In addition, Mr. Noddle received an award of 41,288 stock units under the Company’s Long-Term Incentive Program, as described above and on page 14 under the caption “Long-Term Incentive Plans-Awards in Last Fiscal Year.” The size of this award was based on competitive peer group data on long-term incentive opportunity and the split of such opportunity between stock options and other performance based plans. These stock units will only be paid out if the Company achieves the specified performance objectives for the fiscal 2004-fiscal 2006 performance period. Mr. Noddle also received an annual cash bonus of $1,046,893 for fiscal 2004 under the Company’s Annual Bonus Plan described above, as a result of the Company exceeding its corporate net profit performance goals for that year. At Mr. Noddle’s request, his base salary as well as the base salaries of all Executive Vice Presidents and Senior Vice Presidents of the Company (which includes the executive officers named in the Summary Compensation Table), did not increase during fiscal 2004. The amounts of base salary paid to such officers during fiscal 2004 increased compared to the prior year solely because there was an additional week in fiscal 2004.

POLICY REGARDING SECTION 162(m)

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions to employers for executive compensation in excess of $1,000,000 paid to any of the five most highly compensated executive officers named in the Summary Compensation Table unless certain conditions are met. The Committee makes every reasonable effort to preserve this tax deduction consistent with the principles of the Executive Compensation Program.

CONCLUSION

The Committee believes that the caliber and motivation of executive management is fundamentally important to SUPERVALU’s performance. The Committee plays a very active role in ensuring that our compensation plans implement our key compensation principles. Independent compensation consultants have assisted the Committee in designing these plans, assessing the effectiveness of the overall program and keeping overall compensation competitive with that of relevant peer companies. Total compensation is intended to be above industry averages when performance is superior, and below industry averages when performance is below expected levels or SUPERVALU’s stock fails to appreciate. The Committee believes that the Executive Compensation Program has been a substantial contributor toward motivating executives to focus on the creation of stockholder value.

Respectfully submitted,

Edwin C. Gage, Chairman

Ronald E. Daly

Lawrence A. Del Santo

Susan E. Engel

Richard L. Knowlton

Harriet Perlmutter

STOCK PERFORMANCE GRAPH

The following graphs compare the cumulative total stockholder return on SUPERVALU’s common stock for the last five fiscal years with that of the S&P 500 Index and a group of peer companies in the retail food and food distribution industries. The peer group was revised in fiscal 2004 to add four regional retail companies with characteristics similar to those of the companies that operate under SUPERVALU’s retail banners, and to eliminate a smaller retail and distribution company that operates primarily in SUPERVALU’s distribution segment. Each graph assumes the investment of $100 in each company on February 27, 1999, and the reinvestment of all dividends on a quarterly basis, with results calculated to the last business day in February each fiscal year. The returns of the companies were weighted based on their respective capitalization and on the relative percentage of SUPERVALU’s operating profit realized from retail food and food distribution operations for each year. The stock price performance shown on each graph below is not a projection of future price performance.

Comparison of Five-Year Cumulative Total Return

SUPERVALU INC., S&P 500 Index and New Composite Peer Group

The new composite peer group is comprised of the following retail food companies: Albertson’s, Inc., Ingles Markets Inc., Marsh Supermarkets Inc., Great Atlantic & Pacific Tea Company, The Kroger Company, Safeway Inc., Pathmark Stores Inc., Weis Markets Inc. and Winn-Dixie Stores, Inc.

	Feb-99	Feb-00	Feb-01	Feb-02	Feb-03	Feb-04
SUPERVALU	$100.00	$72.75	$64.19	$115.60	$72.03	$140.22
S&P 500	100.00	111.73	105.64	$93.70	74.17	101.89
New Composite Peer Group	100.00	56.30	79.07	$70.09	45.26	57.28

SUPERVALU INC., S&P 500 Index and Old Composite Peer Group

The old composite peer group was comprised of the following retail food and food distribution companies: Albertson’s, Inc., Great Atlantic & Pacific Tea Company, The Kroger Company, Nash Finch Company, Safeway Inc. and Winn-Dixie Stores, Inc.

	Feb-99	Feb-00	Feb-01	Feb-02	Feb-03	Feb-04
SUPERVALU	$100.00	$72.75	$64.19	$115.60	$72.03	$140.22
S&P 500	100.00	111.73	105.64	$93.70	74.17	101.89
Old Composite Peer Group (1)	100.00	109.06	182.96	$174.39	48.27	123.54

(1)	For fiscal 2003 and prior years, Fleming Companies Inc., the common shares of which were listed for trading on the New York Stock Exchange, was included in the peer group. The common shares of Fleming Companies Inc. ceased trading on March 31, 2003. Consequently, Fleming Companies Inc. is not included in the peer group for fiscal 2004.

For fiscal 2001 and prior years, Delhaize America, Inc. (formerly known as Food Lion, Inc.), the common shares of which were listed for trading on the New York Stock Exchange, was included in the peer group. During fiscal 2002, the common shares of Delhaize America, Inc. were delisted from the New York Stock Exchange following an exchange offer for such shares between Delhaize America and its parent company, Delhaize Group, of Brussels, Belgium. Consequently, Delhaize America, Inc. is not included in the peer group for fiscal 2002 or 2003.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of the following non-employee directors: Garnett L. Keith (Chairman), Irwin Cohen, Susan E. Engel, Charles M. Lillis and Steven S. Rogers. All of the members of the Audit Committee are independent directors as defined under the New York Stock Exchange listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee appears as Exhibit A to the Proxy Statement of which this report is a part, and is also available on the Company’s website at http://www.supervalu.com under the caption “Corporate Governance.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent auditors. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent auditors are responsible for performing an independent audit of SUPERVALU’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on SUPERVALU’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2004 and has met and held discussions with management and KPMG LLP, the independent auditors. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2004 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

KPMG also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and KPMG, and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004, filed with the Securities and Exchange Commission.

The Committee also considered whether non-audit services provided by the independent accountants during fiscal 2004 were compatible with maintaining the independent accountants’ independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Garnett L. Keith, Chairman

Irwin Cohen

Susan E. Engel

Charles M. Lillis

Steven S. Rogers

INDEPENDENT AUDITOR’S FEES

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by the Company’s independent auditors. A copy of this policy can be found in the Audit Committee’s charter which is attached as Exhibit A to this Proxy Statement and which also appears under the Corporate Governance section of our website at www.supervalu.com. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934. The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal 2004 and 2003, KPMG LLP provided various audit, audit-related and non-audit services to SUPERVALU. The Audit Committee pre-approved all audit services, audit related services and tax services provided by KPMG LLP in fiscal 2004. The following table presents fees for professional services charged by KPMG to the Company by type and amount for fiscal 2004 and fiscal 2003.

	2004	2003
($ in thousands)
Audit fees	$996	$1,217
Audit related fees (1)	377	380

Total audit and audit related fees	1,373	1,597
Tax fees (2)	76	133
All other fees	—	—

Total fees	$1,449	$1,730

(1)	Audit related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain subsidiaries.
(2)	Tax fees consist of fees for tax consultation services.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent auditor for the year ending February 26, 2005. Stockholder ratification of the appointment of KPMG LLP as our independent auditor is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent auditor, may in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP as independent auditors.

STOCKHOLDER PROPOSAL REGARDING DIRECTOR ELECTION VOTE THRESHOLD (ITEM 3)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which is the beneficial owner of approximately 2,300 shares of SUPERVALU common stock, has given notice that it intends to introduce a resolution at the Annual Meeting that relates to the vote required for the election of directors. SUPERVALU’s Board of Directors unanimously opposes the proposed resolution for the reasons set forth below. The text of the resolution and the supporting statement of the United Brotherhood of Carpenters Pension Fund are printed below verbatim from its submission.

Director Election Vote Threshold Proposal

Resolved: That the shareholders of Supervalu, Inc. (“Company”) hereby request that the board of directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that nominees standing for election to the board of directors must receive the vote of a majority of the shares entitled to vote and present in person or by proxy at an annual meeting of shareholders in order to be elected or re-elected to the board of directors.

Supporting Statement: Our Company is incorporated in the state of Delaware. Delaware corporate law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business. (8 Del. C. 1953, Section 216—Quorum and required vote for stock corporations). Further, the law provides that in the absence of any such specification in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.” Our Company presently does not specify a vote requirement other than a plurality for the election of directors, so Company directors are elected by a plurality of the vote.

We feel that it is appropriate and timely for the board to initiate a change in the threshold vote required for a nominee to be elected to the board of directors. While the governance change proposed would entail a vote of the shareholders, the board of directors is positioned to initiate the amendment process. We believe that in order to make corporate director elections more meaningful at our Company, directors should have to receive the vote of a majority of the shares entitled to be voted in a director election. Under the present system, a director can be re-elected even if a substantial majority of the votes cast is withheld from that director. For example, if there are 100 million votes represented at a meeting and eligible to be cast and 90 million of these votes are withheld from a given candidate, he or she would still be elected with a plurality of the vote despite the fact that 90% of the votes cast withheld support for that nominee’s election to the board. We believe that a director candidate that does not receive a majority of the vote cast should not be seated as a director.

It is our contention that the proposed majority vote standard for corporate board elections is a fair and reasonable standard and adoption of such a standard will strengthen the corporate governance processes at our Company. We urge your support of this important governance reform.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

Our Company is incorporated under the laws of the State of Delaware and is therefore governed by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless otherwise specified in a company’s certificate of incorporation or bylaws. Because the Company has not specified a different voting requirement in its certificate of incorporation or bylaws, the plurality standard established by the Delaware General Corporation Law governs the election of the Company’s directors. This statutory standard is also the standard that governs many other public companies that are incorporated in Delaware. Moreover, the Board believes that the plurality standard is fair and impartial and serves the best interests of the Company’s stockholders.

SUPERVALU’s Board has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of various criteria applied by federal regulatory agencies and investor rating companies, as well as standards recently adopted by the New York Stock Exchange. Each of these directors was elected by a plurality vote. Since the Company’s stockholders have a history of electing highly qualified, independent directors under the current plurality system, a change in the voting requirement is not necessary to improve our corporate governance processes.

In addition, during the past five years, every director nominee has received the affirmative vote of more than 90% percent of the shares entitled to vote and present in person or by proxy at the annual meeting of stockholders. During that same time period, no more than 10% percent of the shares entitled to vote and present in person or by proxy at the annual meeting of stockholders were withheld for the election of any one director nominee. Consequently, changing from the Company’s plurality voting requirement to the voting requirement that has been proposed would not have had an affect on the outcome of our election process during the past five years.

The Company’s current plurality voting requirement for the election of directors is also fair and impartial in that it applies equally to any candidate who is nominated for election to the Board of Directors. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board of Directors, whether the candidate is nominated by the Board of Directors or a stockholder. For example, a stockholder nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Board. If the proposal were adopted, a stockholder nominee might fail to win election to the Board even if such person received more votes than an incumbent director nominee, simply because the stockholder nominee did not receive a majority of the votes cast.

Finally, the proposal does not address what would happen if one or more candidates who are incumbent directors fail to receive a majority of the votes cast. Consistent with the provisions of the Delaware General Corporation Law, the Company’s bylaws provide that directors shall hold office from the date of their election until their successors have been elected and qualified. An incumbent director who did not receive a majority of the votes cast would nonetheless remain in office until such person’s successor was elected and qualified, absent resignation or removal from the Board. In the case of resignation or removal, the Board has the right pursuant to the Company’s bylaws to fill the vacancy, or the position might remain vacant. These alternatives would not necessarily reflect the views of stockholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting. Adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.

For these reasons, the Board of Directors of SUPERVALU believes that this stockholder proposal would not improve SUPERVALU’s corporate governance and is not in the best interests of SUPERVALU’s stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2005 Annual Meeting

In accordance with rules of the Securities and Exchange Commission, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2005 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before January 5, 2005.

In accordance with our bylaws and rules of the Securities and Exchange Commission, any other stockholder proposals to be presented at the 2005 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on January 29, 2005, nor earlier than December 30, 2004. The proposal must contain specific information required by our bylaws, a copy of which can be downloaded from our website at http://www.supervalu.com, under the caption Corporate Governance, or obtained by writing to the Corporate Secretary at the mailing address above.

Communications with the Board of Directors

Stockholders who desire to communicate with non-management members of the Board of Directors or any non-management member thereof, may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the non-management director or directors.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Related Party Transactions, Compensation Committee Interlocks and Insider Participation

As indicated above, Edwin C. Gage (Chairman), Ronald E. Daly, Lawrence A. Del Santo, Susan E. Engel, Richard L. Knowlton and Harriet Perlmutter served as members of the Executive Personnel and Compensation Committee during fiscal 2004.

The members of the Committee do not participate in any interlocking directorships.

Mr. Gage and certain of his family members, as trustees for revocable trusts, are among the general partners of Carlson Real Estate Company, a limited partnership that leased space to the Company in a building in Shakopee, Minnesota, until April 21, 2004, when the partnership sold the building to an unrelated entity. The annual rental paid to the partnership was $126,030, which we believe to have been a fair market rental. Based on the Board of Director’s assessment of the materiality of Mr. Gage’s interest in the lease transaction, the Board had affirmatively determined that Mr. Gage is an independent director as defined under the New York Stock Exchange listing standards. Now that the building has been sold by the partnership, Mr. Gage no longer has an interest in any transaction to which the Company is a party.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require our directors, executive officers and holders of more than 10% of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe there were no late or inaccurate filings for fiscal 2004.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) also will household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, you may write to SUPERVALU INC., P.O. Box 990, Minneapolis, MN 55440, Attention: Corporate Secretary, or call (952) 828-4154. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Electronic Access to Annual Report and Proxy Statement

Our Notice of Annual Meeting, Proxy Statement, and Annual Report are available on the Company’s website at http://www.supervalu.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, you may elect to access these documents on the Internet. Opting to receive your proxy materials online saves us the cost of producing and mailing bulky documents to your home or business.

Stockholders of Record:    To consent to electronic access to these documents in the future, go to http://www.econsent.com/svu and follow the prompts. If you vote by Internet, simply follow the prompts that will link you to http://www.econsent.com/svu.

If you vote by telephone or mail, you can enroll for access only through http://www.econsent.com/svu.

Owners of Shares Held in Street Name:    Check the information provided to you in the proxy materials mailed to you by your bank or broker.

Exhibit A

SUPERVALU INC.

AUDIT COMMITTEE CHARTER

I.	Composition of the Audit Committee:

The Audit Committee of SUPERVALU INC. (the “Company”) shall be comprised of at least three directors, each of whom shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). At least one member of the Audit Committee shall be a financial expert as defined by the NYSE and the SEC.

The Audit Committee members and the Chairperson of the Audit Committee shall be appointed by the Board of Directors on recommendation of the Director Affairs Committee. If an Audit Committee Chairperson is not designated or present for a specific meeting, the members of the Audit Committee may designate a Chairperson by majority vote.

No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

II.	Purposes of the Audit Committee:

The purposes of the Audit Committee are to:

1.	assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent external auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent external auditors; and

2.	prepare the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

The function of the Audit Committee is oversight. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

III.	Meetings of the Audit Committee:

The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate. The Audit Committee should regularly meet separately with the senior internal audit executive and the independent external auditors to discuss any matters that the Audit Committee or any of these persons or firms believes should be discussed privately.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent external auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.	Duties and Powers of the Audit Committee:

To carry out its purposes, the Audit Committee shall have the following duties and powers:

1.	with respect to the independent external auditor,

(i)	to retain and terminate the independent external auditors (subject to shareholder ratification, if such ratification is required or sought);

(ii)	to pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to SEC regulations; provided, however, that the Chairperson of the Committee may grant such pre-approvals if all such pre-approvals are then presented to the full Committee at its next scheduled meeting;

(iii)	to obtain and review, at least annually, a report by the independent external auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer-review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent external auditors and the Company;

(iv)	to review and evaluate the qualifications, performance and independence of the independent external auditors, including its lead partner, on an on-going basis, but no less frequently than once per year;

(v)	to consider whether there should be a regular rotation of the independent external audit firm; and

(vi)	to regularly review with the independent external auditor any audit problems or difficulties and management’s response, and resolve any disagreements between management and the independent external auditors concerning financial reporting, and any other significant disagreements; and

2.	with respect to the internal audit function,

(i)	to review the appointment and replacement of the senior internal audit executive;

(ii)	to review the commitment, plan, responsibilities, activities, staffing and organizational structure of the internal audit function; and

(iii)	to regularly review with the senior internal audit executive any internal audit problems or difficulties and management’s response, and resolve any disagreements between management and the internal auditors concerning financial reporting, and any other significant disagreements; and

3.	with respect to financial reporting principles and policies and internal controls and procedures,

(i)	to have a clear understanding with management, the internal audit function and the independent external auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(ii)	to consider any reports or communications (and management’s and/or the internal audit function’s responses thereto) submitted to the Audit Committee by the independent external auditors required by or referred to in SAS 61, as that may be modified or supplemented;

(iii)	to meet separately, periodically, with management, the independent external auditors and, the senior internal audit executive:

•	to discuss the scope, staffing, locations to be visited, results, and reliance upon management and internal audit for the annual audit;

•	to discuss the annual audited financial statements and the quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	to discuss all instances of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and management’s responses thereto, and all other instances of material fraud;

•	to discuss any significant matters arising from any audit or report or communication referred to in item 3(ii) above, whether raised by management, the internal audit function or the independent external auditors, relating to the Company’s financial statements or other financial disclosures;

•	to review the audit opinions the independent external auditors propose to render to the Board of Directors and shareholders;

•	to review all major issues regarding accounting principles and the Company’s financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	to review, as appropriate: (a) analyses prepared by management and/or the independent external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (b) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

(iv)	to review all material written communications between the independent external auditors and management, such as any management letters and schedules of unadjusted differences, reported to the Committee by the independent external auditors;

(v)	to obtain from the independent external auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended;

(vi)	to discuss with the Company’s Chief Legal Officer (or his/her representative) any significant legal matters that may have a material effect on the financial statements or the Company’s’ compliance policies, including material notices to or inquiries received from governmental agencies;

(vii)	to discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

(viii)	to establish clear hiring policies for employees or former employees of the independent external auditors;

(ix)	to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(x)	to establish procedures for (a) the receipt, retention and treatment of complaints received by the Company with respect to accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submissions by employees of the Company of concerns relating to accounting, internal accounting controls or auditing matters; and

4.	with respect to reporting, recommendations, and other matters,

(i)	to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

(ii)	to review this Charter at least annually and recommend any changes to the full Board of Directors;

(iii)	to establish, review and approve, and, when appropriate, report to the full Board of Directors as to compliance with the Company’s code of conduct which will include (but will not be limited to) a code of ethics for the CEO and senior financial officers;

(iv)	to evaluate the Audit Committee’s performance on an annual basis;

(v)	to review and approve, and when appropriate report to the full Board of Directors, the Chief Executive Officer’s expense and travel reports; and

(vi)	to report its activities to the full Board of Directors on a regular basis specifically addressing any issues that arise with respect to the quality or integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of its independent external auditors, or the performance of the internal audit function and to make such recommendations to the Board as the Audit Committee may deem necessary or appropriate.

V.	Authority and Resources of the Audit Committee:

The Audit Committee, in its capacity as a committee of the Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of the independent external auditors.

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent external auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants to advise the Audit Committee, and to approve the fees and other retention items for such parties.

Adopted: April 7, 2004

DIRECTIONS TO THE NORFOLK MARRIOTT WATERSIDE

235 East Main Street—Norfolk, Virginia 23510

Main # 757.627.4200    http://www.norfolkmarriott.com

•	EASTERN SHORE

Highway 13 South to 64 East, to 264 West, Take Exit 9 (Left Exit) Off 264 West, this is Waterside Drive. Turn right at second Light (Atlantic Street). One block then turn left onto Main Street, Hotel is to the immediate left.

•	NORTH

95 South from Washington D.C. to 64 East out of Richmond to 264 West. Take Exit 9 (Left Exit) off 264 West, which is Waterside Drive. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the immediate left.

•	SOUTH

95 North to Emporia Exit. East on Highway 58 to 64 East (Approx. 2½ hours), to 264 West. Take Exit 9 (Left Exit) Off 264 West, this is Waterside. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the immediate left.

•	EAST

264 West. Take Exit 9 (Left Exit) off 264 West, This is Waterside Drive. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the immediate left.

•	WEST

58 West to 264 West. Through the downtown tunnel. Go over bridge and take Waterside Drive exit. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the immediate left.

•	AIRPORT

As you exit the airport, follow Azalea Garden Road until you Come to the signs for Route 64. You will see an overpass ahead of you. Get into the right lane to take 64 east. Then take 264 West to Exit 9 (Left Exit) off 264 West, which is Waterside Drive. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the immediate left.

•	PARKING

Parking is available in the Main Street and Waterside Garages, which are owned by the City of Norfolk. Each garage has a covered entrance into the hotel and convention center. Arrangements have been made with the Norfolk Waterside Marriott for our Shareholders to park free in the ramp. The parking attendant will have the shareholder tell the parking attendant that they are here for the SUPERVALU shareholders meeting, sign the back of the parking ticket; and the ramp attendant will then staple a voucher on the back of the ticket. SUPERVALU will be billed directly for the parking.

Notice of Annual Meeting of Stockholders

To Be Held Wednesday, May 26, 2004

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Wednesday, May 26, 2004, at 10:30 a.m., local time, at the Norfolk Marriott Waterside, 235 East Main Street, Norfolk, Virginia, for the following purposes:

1)	To elect five directors;

2)	To ratify the appointment of KPMG LLP as independent auditors;

3)	To consider and vote on a stockholder proposal as described in the attached proxy statement; and

4)	To transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on April 1, 2004, as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU common stock and preferred stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF

THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING.

If you are a record stockholder, an admission ticket is printed on the enclosed proxy card together with directions to the meeting. The directions also appear on the back page of the proxy statement. Please bring the admission ticket with you to the meeting. If your shares are held in street name by a broker or a bank, you will need proof of ownership to be admitted to the meeting, as described under “Attending the Annual Meeting” on page 2 of the Proxy Statement.

If you need special assistance because of a disability, please contact John P. Breedlove, Corporate Secretary, at P.O. Box 990, Minneapolis, Minnesota 55440, telephone (952) 828-4154.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Breedlove

Corporate Secretary

May 7, 2004

PLEASE SEE THE REVERSE SIDE OF THIS NOTICE FOR IMPORTANT INFORMATION REGARDING THE DELIVERY OF SUPERVALU INC.’S 2004 ANNUAL REPORT ON FORM 10K AND PROXY STATEMENT TO CERTAIN STOCKHOLDERS ELECTRONICALLY AND TO HOUSEHOLDED ACCOUNTS, AND FOR VOTING INSTRUCTIONS.

DEAR SUPERVALU STOCKHOLDER:

Enclosed is a proxy card with voting instructions for the 2004 Annual Meeting of Stockholders. If you are a registered stockholder who has consented to electronic delivery of the Company’s proxy materials or an employee owning shares through one of the Company’s benefit plans, please follow the instructions set forth below to access the Annual Report on Form 10K (the “Annual Report”) and Proxy Statement electronically. You may print or download a copy of these materials to save if desired. If you are a stockholder sharing the same address and last name as other stockholders, please see the information below under the caption “Householding.”

Electronic Access to Annual Report and Proxy Statement:

•	Registered stockholders: Thank you for consenting to access the Annual Report on Form 10K and Proxy Statement over the Internet instead of receiving paper copies in the mail. Beginning today you may access the Annual Report and Proxy Statement on the SUPERVALU website at http://www.supervalu.com under “Financial Information.”

•	Employee stockholders with Lotus Notes: If you own SUPERVALU Common Stock through an employee benefit plan and have access to Lotus Notes, beginning today you may access the Annual Report and Proxy Statement on the SUPERVALU Bulletin Board under “Company Information”. Follow the instructions on the Bulletin Board to open the Annual Report or Proxy Statement. If you have Internet access you may also access the Annual Report and Proxy Statement on the SUPERVALU website at http://www.supervalu.com under “Financial Information.”

Householding:

If you share the same address and last name as other stockholders of the Company, only one copy of the Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover unless one or more of such stockholders have objected to Householding. Enclosed is a proxy card and voting instructions. Please contact the Corporate Secretary’s Office at the address below if you have not received all of the proxy cards for your household by May 19, 2004.

Voting Instructions:

Please review the Annual Report and Proxy Statement carefully before voting on the matters set forth in the Notice of Annual Meeting. You may vote by mail, telephone or Internet. Please follow the instructions on the proxy card. Stockholders are responsible for usage charges from Internet service providers and telephone companies.

Paper Copies:

You may request paper copies of the Annual Report or Proxy Statement by contacting us as follows:

SUPERVALU INC.

P.O. Box 990

Minneapolis, Minnesota 55440

Attention: Office of the Corporate Secretary

Telephone: (952) 828-4829

E-mail: terry.a.polk@supervalu.com

Please include your full name and address with any correspondence.

YOUR VOTE IS IMPORTANT! PLEASE TAKE A MOMENT TO REVIEW THE PROXY MATERIALS

AND VOTE YOUR SHARES AS SOON AS POSSIBLE

ADMISSION TICKET (Please present this portion of the proxy card for admission to the meeting)

SUPERVALU INC.

May 26, 2004 Annual Meeting of Stockholders

Norfolk Marriott Waterside

235 East Main Street, Norfolk, VA 23510

Main # 757.627.4200

The Annual Meeting will begin at 10:30 a.m., local time, at the Norfold Marriott Waterside. Refreshments will be available before and after the Annual Meeting. We encourage you to attend the Annual Meeting. If you plan to attend, please check the box by the signature box on the proxy card and be sure to bring this admission ticket or proof that you own SUPERVALU common stock for admittance.

Directions to the Norfolk Marriott Waterside

NORTH: 95 South from Washington D.C. to 64 East out of Richmond to 264 West. Take Exit 9 (Left Exit) off 264 West, which is Waterside Drive. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the left.

SOUTH: 95 North to Emporia Exit. East on Highway 58 to 64 East (Approx. 2 ½ hours), to 264 West. Take Exit 9 (Left Exit) off 264 West, this is Waterside Drive. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the left.

EAST/EASTERN SHORE: 264 West. Take Exit 9 (Left Exit) off 264 West. This is Waterside Drive. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the immediate left. From Eastern Shore take Highway 13 South to 64 East, then to 264 West.

WEST: 58 West to 264 West, through the downtown tunnel. Go over bridge and take Waterside Drive exit. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the left.

AIRPORT: As you exit the airport, follow Azalea Garden Road until you come to the signs for Route 64. As you approach the overpass merge into the right lane to take 64 east. Then take 264 West to Exit 9 (Left Exit) off 264 West, which is Waterside Drive. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the left.

PARKING: Parking is available in the Main Street and Waterside Garages, which have covered entrances into the hotel.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

SUPERVALU INC.

May 26, 2004 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and John P. Breedlove, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•	SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of April 1, 2004 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•	Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

•	Internet Access. If you consented to access your information electronically or if you are an employee plan participant with Internet access, you may view the Annual Report and the Proxy Statement at http://www.supervalu.com.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on other side.)

Company #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Please follow the instructions below.

We encourage you to take advantage of these convenient ways to vote your shares of SUPERVALU common stock for matters to be considered at SUPERVALU’s 2004 Annual Meeting of Stockholders. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

1)	VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 25, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

2)	VOTE BY INTERNET — http://www.eproxy.com/svu/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 25, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Please note that in addition to voting, you may consent to receiving future copies of the Annual Report and Proxy Statement via the Internet by going to the website www.econsent.com/svu/ and following the prompts.

3)	VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SUPERVALU INC., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

NOTE: THE DEADLINE FOR VOTING BY TELEPHONE OR INTERNET IS 12:00 P.M. (CDT), TUESDAY, MAY 25, 2004.

NOTE FOR EMPLOYEES VOTING PLAN SHARES: THE DEADLINE FOR VOTING BY TELEPHONE OR INTERNET IS NOON, (CT), MONDAY, MAY 24, 2004.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY CARD.

THANK YOU FOR VOTING

ò  Fold and Detach here  ò

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST Item 3

ITEM 1.	ELECTION OF DIRECTORS:	01 Charles M. Lillis	02 Jeffrey Noddle	☐ Vote FOR	☐ Vote WITHHELD
		03 Steven S. Rogers	04 Ronald E. Daly	all nominees	from all nominees
05 Marissa Peterson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ITEM 2.	APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS	☐ For	☐ Against	☐ Abstain
ITEM 3.	TO CONSIDER AND VOTE ON A STOCKHOLDER PROPOSAL	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR,

IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

Address Change? Mark Box ☐ Indicate changes below:	I plan to attend the meeting ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ADMISSION TICKET (Please present this portion of the proxy card for admission to the meeting)

SUPERVALU INC.

May 26, 2004 Annual Meeting of Stockholders

Norfolk Marriott Waterside

235 East Main Street, Norfolk, VA 23510

Main # 757.627.4200

The Annual Meeting will begin at 10:30 a.m., local time, at the Norfold Marriott Waterside. Refreshments will be available before and after the Annual Meeting. We encourage you to attend the Annual Meeting. If you plan to attend, please check the box by the signature box on the proxy card and be sure to bring this admission ticket or proof that you own SUPERVALU common stock for admittance.

Directions to the Norfolk Marriott Waterside

NORTH: 95 South from Washington D.C. to 64 East out of Richmond to 264 West. Take Exit 9 (Left Exit) off 264 West, which is Waterside Drive. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the left.

SOUTH: 95 North to Emporia Exit. East on Highway 58 to 64 East (Approx. 2 ½ hours), to 264 West. Take Exit 9 (Left Exit) off 264 West, this is Waterside Drive. Turn right at second light (Atlantic Street). One block then turn left onto Main Street. Hotel is to the left.

EAST/EASTERN SHORE: 264 West. Take Exit 9 (Left Exit) off 264 West. This is Waterside Drive. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the immediate left. From Eastern Shore take Highway 13 South to 64 East, then to 264 West.

WEST: 58 West to 264 West, through the downtown tunnel. Go over bridge and take Waterside Drive exit. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the left.

AIRPORT: As you exit the airport, follow Azalea Garden Road until you come to the signs for Route 64. As you approach the overpass merge into the right lane to take 64 east. Then take 264 West to Exit 9 (Left Exit) off 264 West, which is Waterside Drive. Turn right at second light (Atlantic Street). Go one block then turn left onto Main Street. Hotel is to the left.

PARKING: Parking is available in the Main Street and Waterside Garages, which have covered entrances into the hotel.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

SUPERVALU INC.

May 26, 2004 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and John P. Breedlove, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•	SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of April 1, 2004 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•	Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

•	Internet Access. If you consented to access your information electronically or if you are an employee plan participant with Internet access, you may view the Annual Report and the Proxy Statement at http://www.supervalu.com.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on other side.)

ò  Fold and Detach here  ò

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

The Board of Directors Recommends a Vote FOR Items 1 and 2 and AGAINST Item 3

ITEM 1.	ELECTION OF DIRECTORS:	01 Charles M. Lillis	02 Jeffrey Noddle	☐ Vote FOR	☐ Vote WITHHELD
		03 Steven S. Rogers	04 Ronald E. Daly	all nominees	from all nominees
05 Marissa Peterson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ITEM 2.	APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS	☐ For	☐ Against	☐ Abstain
ITEM 3.	TO CONSIDER AND VOTE ON A STOCKHOLDER PROPOSAL	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR,

IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

Address Change? Mark Box ☐ Indicate changes below:	I plan to attend the meeting ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.